Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 9, 2008, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-148259) and related Prospectus of Education Management Corporation and Subsidiaries for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 18, 2009